Exhibit 4.9

AMENDMENT No. 2 TO THE PARAMOUNT GLOBAL

EXCESS 401(k) PLAN

PART B (2021 Restatement)

The following clarifications shall be made to the amended and restated Paramount Global (fka ViacomCBS) Excess 401(k) Plan Part B (2021 Restatement), effective as of January 1, 2021, unless otherwise noted herein:

1.	Section 4 of the Plan is amended by:

(a)	Replacing the word ”An” at the beginning thereof with the phrase “For calendar years prior to January 1, 2021, an”.

(b)	Adding the following new paragraph at the end thereof:

For calendar years beginning on and after January 1, 2021 an Employer Match will be credited each payroll period to a Participant’s Account with respect to the Eligible Salary Reduction Contributions to which an employer Match has not previously been credited. The rate of Employer Match shall be equal to the sum of (a) 100% of the first 1% of Eligible Salary Reduction Contributions deferred each pay period on a pre-tax basis and (b) 50% of the next 5% of Eligible Salary Reduction Contributions. Eligible Salary Reduction Contributions in excess of 6% shall not be eligible for Employer Match and Eligible Salary Reduction Contributions on annual Compensation in excess of $500,000 shall not be eligible for Employer Match.

2.	Section 5 of the Plan is amended by:

(a)	Revising the text immediately above the three (3) year graded vesting schedule chart to provide: “For each Participant who incurs a Separation from Service on or after July 1, 2019 and on or before after December 31, 2020, a Participant’s Employer Match (and earnings and losses thereon) will become vested according to the following schedule:”

(b)	Adding the following immediately after the three (3) year graded vesting schedule chart:

For each Participant who has not incurred a Separation from Service before January 1, 2021, a Participant’s Employer Match (and earnings and losses thereon) will become vested according to the following schedule:

Years of Completed Vesting Service	Vesting %
Less than 2 years	0%
2 years or more	100%

For any Participant who had a higher Vesting % under the prior vesting schedule, his or her Vesting % for the purpose of Employer Match shall not be reduced by the adoption of this new schedule.

IN WITNESS WHEREOF, pursuant to a resolution of the Paramount Global Administrative Committee, the undersigned hereby executes this amendment this 21st day of December, 2022

By:	/s/ Mark Beatty

	Name:	Mark Beatty

	Its:	Member, Paramount Global
Administrative Committee